                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended January 31, 2002

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from        to


                         Commission File Number 1-12938


                    INTERSTATE NATIONAL DEALER SERVICES, INC.
                -------------------------------------------------
             (Exact name of registrant as specified in its charter)


                    Delaware                                  11-3078398
                 ---------------                            --------------
     (State or other jurisdiction of                      (I.R.S. Employer
      incorporation or organization)                      Identification No.)


                333 Earle Ovington Blvd., Mitchel Field, NY 11553
                -------------------------------------------------
                    (Address of principal executive offices)


                                 (516) 228-8600
                -------------------------------------------------
              (Registrant's telephone number, including area code)


                -------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  X              No

As of March 14, 2002, Registrant had issued and outstanding 3,971,216 shares of Common Stock.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS

                                                                      Page
                                                                     Number
                                                                     ------

                         PART I - FINANCIAL INFORMATION

Item 1.      Financial Statements:

             Consolidated Balance Sheets as of
             January 31, 2002 and October 31, 2001                      3

             Consolidated Statements of Operations
             for the three months ended January 31,
             2002 and 2001                                              4

             Consolidated Statement of Stockholders'
             Equity and Comprehensive Income for the
             three months ended January 31, 2002                        5

             Consolidated Statements of Cash Flows for
             the three months ended January 31, 2002
             and 2001                                                   6

             Notes to Consolidated Financial Statements                 7

Item 2.      Management's Discussion and Analysis of
             Financial Condition and Results of Operations              8


                           PART II - OTHER INFORMATION

Item 6.      Exhibits and Reports on Form 8-K                           9

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                             January 31,            October 31,
                                                                                                   2002                   2001
                                                                                              ---------             ----------
                                                                                              Unaudited

                                      ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                                                  $ 21,534,367            $ 18,511,679
   United States Treasury Bills, at cost                                                         2,818,011               2,122,635
   Accounts receivable, net of allowance for doubtful accounts of $300,000                       6,458,260               6,410,709
   Prepaid expenses                                                                              1,930,317               2,117,984
                                                                                              ------------            ------------
                   Total current assets                                                         32,740,955              29,163,007

MARKETABLE SECURITIES                                                                           33,702,309              37,208,929

RESTRICTED CASH                                                                                 13,944,016              13,212,072

FURNITURE, FIXTURES AND EQUIPMENT, at cost, less accumulated
  depreciation and amortization of $2,558,189 and $2,436,017, respectively                         988,934               1,092,970

DEFERRED INCOME TAXES                                                                            4,495,682               4,238,077

NOTE FROM RELATED PARTY                                                                                  -                  20,000

OTHER ASSETS                                                                                     1,724,420               1,678,487
                                                                                              ------------            ------------
                                                                                              $ 87,596,316            $ 86,613,542
                                                                                              ============            ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                                             $4,371,839              $4,756,179
   Accrued expenses                                                                                687,150                 863,403
   Accrued commissions                                                                           1,165,309               1,345,441
   Reserve for claims                                                                            2,183,810               2,403,153
   Other liabilities                                                                             1,146,498               1,102,968
                                                                                              ------------            ------------
                   Total current liabilities                                                     9,554,606              10,471,144

DEFERRED CONTRACT REVENUE                                                                       56,487,186              54,661,093

CONTINGENCY PAYABLE                                                                              2,047,966               2,138,231
                                                                                                ----------              ----------
                   Total liabilities                                                            68,089,758              67,270,468
                                                                                                ----------              ----------

STOCKHOLDERS' EQUITY
   Preferred stock, $.01 par value; 1,000,000, shares authorized;
     no issued shares                                                                                  -                       -
   Common stock, $.01 par value; 10,000,000 shares authorized; 4,698,449
     shares issued and 3,967,449 shares outstanding                                                 46,985                  46,985
   Additional paid-in-capital                                                                   11,226,786              11,226,786
   Retained earnings                                                                            11,938,972              11,593,589
   Accumulated other comprehensive income                                                          143,203                 325,102
   Less: Treasury stock, at cost (731,000 shares)                                              (3,849,388)             (3,849,388)
                                                                                              ------------            ------------
                   Total stockholders' equity                                                   19,506,558              19,343,074
                                                                                              ------------            ------------
                                                                                              $ 87,596,316            $ 86,613,542
                                                                                              ============            ============

         The accompanying notes to financial statements are an integral part of these consolidated balance sheets.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE THREE MONTHS ENDED JANUARY 31, 2002 AND 2001
                                    UNAUDITED

                                                                          2002                    2001
                                                                          ----                    ----

REVENUES                                                               $ 13,960,699             $ 12,878,138

OPERATING COSTS AND EXPENSES:
   Costs of services provided                                             8,061,828                7,450,225
   Selling, general and administrative expenses                           6,109,911                5,883,924
                                                                          ---------                ---------

       Operating loss                                                     (211,040)                (456,011)

OTHER INCOME:
   Investment income                                                        629,919                  947,135
                                                                          ---------                ---------

       Income before provision for income taxes                             418,879                  491,124

PROVISION FOR INCOME TAXES                                                   73,496                  171,609
                                                                          ---------                ---------

       Net income                                                         $ 345,383                $ 319,515
                                                                          =========                =========

NET INCOME PER SHARE:

   Basic                                                                  $     .09                $     .08
                                                                          =========                =========
   Weighted average shares outstanding                                    3,967,449                4,195,325
                                                                          =========                =========


   Diluted                                                                $     .08                $     .07
                                                                          =========                =========
   Weighted average shares outstanding                                    4,087,131                4,407,417
                                                                          =========                =========



                 The accompanying notes to financial statements
             are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMREHENSIVE INCOME
                   FOR THE THREE MONTHS ENDED JANUARY 31, 2002
                                    UNAUDITED




                                                                 Common Stock
                                                                 ------------       Additional
                                                            Number                    Paid-in        Retained
                                                           of Shares     Amount       Capital        Earnings
                                                           ---------     ------       -------        --------

BALANCE AT OCTOBER 31, 2001                                 4,698,449    $ 46,985    $11,226,786     $11,593,589

COMPREHENSIVE INCOME:
  Net income for the three months ended January 31,
    2002                                                        -            -            -              345,383
  Other comprehensive income:
   Unrealized loss on available for sale securities             -            -            -                -
                                                            ---------     -------    -----------     -----------
  Total comprehensive income for the three months
   ended January 31, 2002                                       -            -            -              345,383
                                                            ---------     -------    -----------     -----------
BALANCE AT JANUARY 31, 2002                                 4,698,449     $46,985    $11,226,786     $11,938,972
                                                            =========     =======    ===========     ===========

                                                            Accum-
                                                            ulated
                                                            Other
                                                           Compre-
                                                           hensive
                                                            Income        Treasury
                                                            (Loss)          Stock          Total
                                                            ------          -----          -----

BALANCE AT OCTOBER 31, 2001                                  $325,102   $(3,849,388)     $19,343,074

COMPREHENSIVE INCOME:
  Net income for the three months ended January 31,
    2002                                                        -            -               345,383
  Other comprehensive income:
   Unrealized loss on available for sale securities         (181,899)        -             (181,899)
                                                            --------   ------------      -----------
  Total comprehensive income for the three months
   ended January 31, 2002                                   (181,899)        -               163,484
                                                            --------   ------------      -----------
BALANCE AT JANUARY 31, 2002                                 $143,203   $(3,849,388)      $19,506,558
                                                            ========   ============      ===========



   The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE THREE MONTHS ENDED JANUARY 31, 2002 AND 2001
                                    UNAUDITED

                                                                                 2002                 2001
                                                                                 ----                 ----

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                    $ 345,383           $ 319,515
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                 122,172             139,694
     Deferred income taxes                                                       (257,605)            (191,107)
     Increase in cash resulting from changes in operating
      assets and liabilities:
      Accounts receivable                                                         (47,551)             (67,106)
      Prepaid expenses                                                             187,667             204,196
      Restricted cash                                                            (731,944)            (899,337)
      Other assets                                                                (45,933)             (27,317)
      Accounts payable                                                           (384,340)            (499,833)
      Accrued expenses                                                           (176,253)             102,302
      Accrued commissions                                                        (180,132)            (275,500)
      Reserve for claims                                                         (219,343)            (972,608)
      Other liabilities                                                             43,530              49,823
      Deferred contract revenue                                                  1,826,093           2,308,416
      Contingency payable                                                         (90,265)            (147,555)
                                                                                 ---------           ----------
         Net cash provided by operating activities                                 391,479              43,583
                                                                                 ---------           ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (purchases) sales of United States Treasury Bills                         (695,376)              678,784
   Net sales (purchases) of marketable securities                               3,324,721            (1,369,016)
   Purchase of furniture, fixtures, and equipment                                 (18,136)              (26,154)
   Note from related party                                                         20,000                25,000
                                                                               -----------          -----------
         Net cash provided by (used in) investing activities                    2,631,209              (691,386)
                                                                               -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Purchase of treasury stock                                                       -                  (421,801)
                                                                               -----------          -----------
         Net cash used in financing activities                                      -                  (421,801)
                                                                               -----------          -----------

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                                                      3,022,688           (1,069,604)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                  18,511,679           17,432,848
                                                                               -----------          -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                      $ 21,534,367         $ 16,363,244
                                                                              ============         ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
       Income taxes                                                             $  10,000            $  100,659
                                                                                ==========           ==========

                 The accompanying notes to financial statements
             are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2001.

2. In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of January 31, 2002, and the consolidated results of operations and cash flows for the periods ended January 31, 2002 and 2001. The accounting policies followed by the Company are set forth in the Company's consolidated financial statements included in the Annual Report mentioned above.

3. The consolidated results of operations for the three months ended January 31, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year.

4. The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Basic net income per share ("Basic EPS") is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share ("Diluted EPS") is computed by dividing net income by the weighted average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations.

     A reconciliation between the numerators and denominators of Basic and Diluted EPS is as follows:

                                                      Net Income           Shares          Per Share
                                                      ----------           ------          ---------

For the three months ended January 31, 2002

Basic EPS
---------
Net income attributable to common shares                $345,383          3,967,449       $.09

Effect of dilutive securities:  stock options               -               119,682       (.01)
                                                        --------          ---------       ----

Diluted EPS
-----------
Net income attributable to common shares
and assumed option exercises                            $345,383          4,087,131       $.08
                                                        ========          =========       ====


For the three months ended January 31, 2001

Basic EPS
---------
Net income attributable to common shares                $319,515          4,195,325       $.08

Effect of dilutive securities:  stock options               -               212,092       (.01)
                                                        --------          ---------       ----

Diluted EPS
-----------
Net income attributable to common shares
and assumed option exercises                            $319,515          4,407,417       $.07
                                                        ========          =========       ====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           Revenues increased approximately $1,083,000, or 8%, to approximately $13,961,000 for the three months ended January 31, 2002 as compared to approximately $12,878,000 for the three months ended January 31, 2001. This increase was primarily due to an increase in the recognition of deferred contract revenue as a result of an increase in the total number of unexpired service contracts under administration and an increase in the administrative and insurance fees charged per contract.

         Costs of services provided, which consist primarily of claims and cancellation costs, increased by approximately $612,000, or 8%, to approximately $8,062,000 for the three months ended January 31, 2002, as compared to approximately $7,450,000 for the three months ended January 31, 2001. As a percentage of revenues, cost of services provided remained at 58% for both three month periods. Claims and cancellation costs are directly affected by the total number of unexpired contracts under administration, which has increased on a yearly basis.

      Gross margin increased by approximately $471,000, or 8%, to approximately $5,899,000 for the three months ended January 31, 2002, as compared to approximately $5,428,000 for the three months ended January 31, 2001. This increase is attributable to the increase in revenues as described above. Gross margin was 42% for both three month periods.

      Selling, general and administrative expenses increased by approximately $226,000, or 4%, to approximately $6,110,000 for the three months ended January 31, 2002, from approximately $5,884,000 for the three months ended January 31, 2001. This increase was primarily due to increased commissions paid as a result of increased sales revenue. Selling, general and administrative expenses decreased to 44% of revenues for the three months ended January 31, 2002 as compared to 46% for the three months ended January 31, 2001.

      Investment income decreased by approximately $317,000, or 33%, to approximately $630,000 for the three months ended January 31, 2002, as compared to approximately $947,000 for the same period in 2001. This decrease is primarily a result of an overall decrease in the interest rates paid on investment cash balances, United States Treasury Bills and government securities during the period.

      Income before provision for income taxes decreased by approximately $72,000, or 15%, to approximately $419,000 for the three months ended January 31, 2002, as compared to approximately $491,000 for the same period in 2001. For the three months ended January 31, 2002, the Company recorded a provision for income taxes of approximately $74,000, as compared to a provision for income taxes of approximately $172,000 in the same period in 2001. The effective tax rate in fiscal 2002 was reduced as a result of nontaxable interest earned on municipal bonds. Net income for the three months ended January 31, 2002 was approximately $345,000, as compared to approximately $319,000 for the same period in 2001. Diluted income per share for the three months ended January 31, 2002 increased by $.01 to $.08 per share, as compared to $.07 per share for the same period in 2001.

LIQUIDITY AND CAPITAL RESOURCES

      Cash and cash equivalents, United States Treasury Bills, at cost, and marketable securities, which have maturities ranging between two to five years, were approximately $58,055,000 at January 31, 2002, as compared to approximately $57,843,000 at October 31, 2001. The increase of approximately $212,000 was primarily the result of cash provided by the Company's operating activities.

      The Company believes that its current available cash and anticipated levels of internally generated funds will be sufficient to fund its financial requirements at least for the next fiscal year at the Company's present level of revenues and business activity.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      Management does not believe that there is any material market risk exposure with respect to derivative or other financial instruments that would require disclosure under this item.

FORWARD-LOOKING STATEMENTS

      This Form 10-Q, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial or otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 1996.

      PART II - OTHER INFORMATION

Item 6. Exhibits and Reports on Form 8-K

          There were no reports on Form 8-K filed during the three months ended January 31, 2002.



                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.





                          INTERSTATE NATIONAL DEALER SERVICES, INC.





March 14, 2002            By:         /s/ Zvi D. Sprung
--------------               --------------------------------------
     Date                                 Zvi D. Sprung
                                   Chief Financial Officer